UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (date of earliest event reported): November 15, 2005

WELLS FARGO & COMPANY

(Exact name of registrant as specified in its charter)

Delaware	001-2979	No. 41-0449260
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

420 Montgomery Street, San Francisco, California 94104

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: 1-800-292-9932

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

As stated in its Quarterly Report on Form 10-Q for the quarter ended September 30, 2005, Wells Fargo & Company (the Company) experienced an increased level of consumer bankruptcies in advance of the October 17, 2005 effective date of new bankruptcy laws which make it more difficult for certain individuals to have their debt cancelled. The Company currently estimates that its total net loan charge-offs for fourth quarter 2005 will include additional credit losses of approximately $175 million, or $.07 per share after tax, from this increased level of consumer bankruptcies. The Company believes that a portion of these increased charge-offs represents acceleration of charge-offs that would have occurred in 2006.

The following appears in accordance with the Private Securities Litigation Reform Act of 1995:

The statement of the estimated impact of the increased level of consumer bankruptcies on the Company’s total net loan charge-offs for fourth quarter 2005 is forward looking and assumes that the Company has received timely notice of bankruptcies filed by its customers before the effective date of the new bankruptcy laws and that the Company’s consumer loan portfolios perform consistent with expectations. The actual impact of the increased level of consumer bankruptcies could be greater than estimated if assumptions turn out to be incorrect. For a discussion of factors that could affect the performance of the Company’s consumer loan portfolios or otherwise affect the Company’s net loan charge-offs for fourth quarter 2005, refer to the Company’s most recent Forms 10-K and 10-Q filed with the Securities and Exchange Commission.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: November 15, 2005	WELLS FARGO & COMPANY

	By:	/s/ Richard D. Levy
Richard D. Levy Senior Vice President and Controller (Principal Accounting Officer)